Exhibit 99.1
For Immediate Release

Contacts:	J. Williar Dunlaevy	Paul H. Bruce

	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513

Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
PITTSFIELD, MASSACHUSETTS, (May 18, 2010) - Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today that the Company’s Compensation Committee granted certain inducement stock awards to Patrick J. Sullivan, President of the Company and Chief Executive Officer and President of the Bank on May 17, 2010.
As contemplated by Mr. Sullivan’s Employment Agreement with the Company and the Bank dated February 26, 2010 and effective April 1, 2010, Mr. Sullivan was granted 25,000 non-qualified stock options and 10,000 shares of restricted stock that will vest at the rate of 20% per year over a five year period. The exercise price of the options is $9.24, the closing price of the Company’s stock on the grant date. In addition, Mr. Sullivan was granted up to 40,000 performance shares which may be earned upon the attainment of prescribed return on average equity benchmarks as compared to the Company’s peers.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 186 people and has 19 offices throughout western Massachusetts and eastern New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp, Inc. is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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